ROLLING THUNDER EXPLORATION LTD.
CODE OF BUSINESS CONDUCT AND ETHICS

I

Purpose

The purpose of the Code of Business Conduct and Ethics (the “Code”) for Rolling Thunder Exploration Ltd. (the “Corporation”) is to provide written conduct guidelines designed to promote integrity and deter wrongdoing, protect the Corporation’s business and reputation, protect the Corporation from financial loss and legal liability, and address:

(a)

compliance with applicable laws, regulations, stock exchange requirements and governance requirements adopted by the Corporation in all jurisdictions where the Corporation carries on business;

(b)

conflicts of interest including transactions and agreements in which directors or executive officers have a material interest;

(c)

protection and proper use of corporate assets and opportunities;

(d)

confidentiality of corporate information;

(e)

fair dealing with security holders, customers, suppliers, competitors and employees; and

(f)

reporting of illegal and unethical behaviour.

II

Scope

This Code applies to the employees, officers, directors and consultants of each of the Corporation and its subsidiaries, and such other persons as agree to be bound by this Code (collectively, the “Personnel”). Our business partners and suppliers, where possible, will also be expected to conduct their business activities with the Corporation in accordance with applicable laws, rules and regulations, and this Code.

FAILURE TO COMPLY WITH THIS CODE AND ANY OTHER POLICIES OF THE CORPORATION WILL BE CONSIDERED A SERIOUS BREACH OF DUTIES AND RESPONSIBILITIES TO THE CORPORATION AND WILL RESULT IN REMEDIAL MEASURES, WHICH MAY INCLUDE IMMEDIATE DISMISSAL FOR CAUSE.

In addition to following this Code in all aspects of Personnel’s business related activities, Personnel are expected to seek guidance in any case where there is a question about compliance with both the letter and spirit of this Code and any other policies of the Corporation. This Code sets forth general principles and does not supersede the specific policies and procedures that are covered in separate specific policy statements of the Corporation, nor does it describe every specific act that is considered unacceptable.

III

Conflicts of Interest

Personnel are expected to give exclusive loyalty to the Corporation when conducting business-related activities and duties.

A conflict of interest occurs when an individual’s private interest interferes, or may appear to interfere, in any way with the interests of the Corporation. A conflict situation can arise when Personnel take actions or have interests that may make it difficult to perform their work effectively. Conflicts of interest also arise when Personnel, or family members, receive improper personal benefits as a result of their position in the Corporation. Loans to, or guarantees of obligations of, such persons are likely to pose conflicts of interest, as are transactions of any kind between the Corporation and any other organization in which Personnel or any member of their family have an interest.

Activities that could give rise to conflicts of interest are prohibited unless specifically approved in advance by the Governance and Nominating Committee. It is not always easy to determine whether a conflict of interest exists, so any potential conflicts of interests must be reported immediately to senior management or the Corporation’s legal counsel.

The Corporation is engaged in the oil and gas business. In general, the private investment activities of Personnel are not prohibited, however, should an existing investment pose a conflict of interest, the conflict should be disclosed to either the Chief Executive Officer or, in the case of directors, to the Board of Directors. Any other activities of Personnel which pose a conflict of interest should be disclosed to either the Chief Executive Officer or Board of Directors, as applicable.

It is acknowledged that Directors of the Corporation may be directors or officers of other entities engaged in the oil and gas business and that such entities may compete directly or indirectly with the Corporation. Passive investments in public or private entities of less than one per cent (1%) of the outstanding shares will not be viewed as “competing” with the Corporation. Any Director who is actively engaged in the management of, or who owns an investment of one percent (1%) or more of the outstanding shares, in public or private entities shall disclose such management or holding, as the case may be, to the Chief Executive Officer or, in the case of directors, to the Board of Directors. In the event that any circumstance should arise as a result of such positions or investments being held which in the opinion of the Board of Directors constitutes a conflict of interest which reasonably affects such person’s ability to act with a view to the best interests of the Corporation, the Chief Executive Officer, or in the case of directors, the Board of Directors, will take such actions as are reasonably required to resolve such matters with a view to the best interests of the Corporation. Such actions, without limitation, may include excluding such Director from certain information or activities of the Corporation.

Officers and other employees of the Corporation shall not become directors or officers of other companies without the express permission of the Board of Directors.

Personnel are required to avoid any investment, interest or association which interferes, might interfere, or may appear to interfere, with the interests of the Corporation or the independent exercise of judgment by the Personnel in the Corporation’s best interest.

IV

Nepotism

The Corporation permits the engagement of an employee’s spouse, parents, children and other family members provided such employment is in the best interests of the Corporation. Hiring decisions are made strictly on the basis of individual qualifications and family members shall not report to each other.

V

Corporate Opportunities

Personnel are prohibited from taking for themselves opportunities that arise through the use of corporate property, information or position and from using corporate property, information or position for personal gain.

Subject only to the qualification in request of directorships noted below, Personnel are prohibited from competing with the Corporation.

It is recognized that directors and/or officers of the Corporation may act as directors and/or trustees of other entities that may compete with the Corporation. Any such positions shall be reported to the Governance and Nominating Committee of the Board of Directors of the Corporation and such persons shall strictly abide by their fiduciary duties in respect of the Corporation and obligations to declare any conflicting interests. Any officer of the Corporation acting as a director and/or trustee of another entity shall do so only with the consent of the Board of Directors.

VI

Confidential and Proprietary Information

Information is a valuable corporate asset. Much information concerning the Corporation and its business activities is restricted and proprietary. Personnel have an affirmative obligation to safeguard all information entrusted to them by the Corporation or that otherwise comes into their possession in the course of their employment, except when disclosure is authorized or legally mandated. The obligation to preserve confidential information and proprietary information continues after Personnel leave the Corporation for any reason.

Confidential information includes all non-public information that may be of use to competitors, or harmful to the Corporation or its customers, if disclosed. Any and all information that may be developed or shared as a result of the business process is proprietary to the Corporation and must be treated as confidential. Specific examples of proprietary information include intellectual property, business and marketing plans and employee information. Also, information that suppliers, customers, contractors and other third parties have entrusted to the Corporation or that results from the delivery or receipt of goods or services from the suppliers, customers, contractors and other third parties (including well locations, well performance, etc.) must be treated as confidential.

Personnel are not to deliver, reproduce or in any way consent to any confidential and proprietary information, knowledge, data or other information, or any documentation relating thereto, being delivered or used by any third party without explicit direction or consent of senior management.

Documents (and devices) containing confidential information should not be left unattended and should not be read, discarded or carried in an exposed manner in public places. Confidential information should also not be discussed in public places (eg: elevators, hallways, restaurants, airplanes and taxis).

VII

Protection and Proper Use of Corporate Assets

All Personnel are required to protect the Corporation’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Corporation’s profitability. Any suspected incidents of fraud or theft should be immediately reported to the Chief Executive Officer for investigation.

Corporate assets, such as supplies, tools, equipment, buildings, telephones, fax machines and computers, may only be used for legitimate business purposes or other purposes approved by senior management.

VIII

Insider Trading

Insider trading is unethical and illegal. It is also illegal to “tip ” or pass on inside information to any other person who might make an investment decision based on that information or pass the information on further.

The Corporation has an Insider Trading Policy, which sets forth Personnel’s obligations in respect of trading in the Corporation’s securities. All Personnel are responsible for reviewing, understanding and complying with the Insider Trading Policy.

IX

Fair Dealing

All Personnel are required to deal honestly and fairly with the Corporation’s customers, suppliers, competitors and other third parties, including governmental agencies, and to that end shall not:

(a)

make false or misleading statements about competitors or otherwise to customers, suppliers or other third parties;

(b)

solicit or accept from any person that does business with the Corporation, or may potentially do business with the Corporation, or offer to extend to any such person, cash of any amount, gifts, gratuities, meals or entertainment that could influence or give the appearance of influencing the Corporation’s business relationship;

(c)

solicit or accept a fee, commission or other compensation for referring customers to third-party vendors; or

(d)

otherwise take unfair advantage of customers, suppliers or third parties through manipulation, concealment, abuse of confidential information or any other unfair practice.

X

Compliance with Laws, Rules and Regulations

Compliance with both the letter and spirit of all laws, rules and regulations applicable to the Corporation’s business is critical to its reputation and continued success.

All Personnel are required, in the discharge of their duties and while on, or using, the property of the Corporation, to comply with all laws, regulations, policies of applicable exchanges and governance policies adopted by the Corporation, which are applicable to the Corporation and the individual in all of the jurisdictions where the Corporation carries on business or where the individual is carrying out duties on behalf of the Corporation.

XI

Compliance With Antitrust Laws

The Corporation believes in fair and open competition and adheres strictly to the requirements of the antitrust laws. As a general proposition, any contact with a competitor may present problems under the antitrust laws. Accordingly, all Personnel should avoid any such contact relating to the business of the Corporation or the competitor without first obtaining the approval of the Corporation’s legal counsel.

Personnel should note the following general rules concerning contacts with competitors:

·

Agreements among competitors, whether written or oral, which relate to prices are illegal. In other words, such agreements, by themselves, constitute violations of the antitrust laws, There are no circumstances under which agreements among competitors relating to prices may be found legal. Price fixing is a criminal offence, and may subject the Corporation to substantial fines and penalties and the offending Personnel to imprisonment and fines.

·

The antitrust laws may be violated even in the absence of a formal agreement relating to prices. Under certain circumstances, an agreement to fix prices may be inferred from conduct, such as the exchange of price information, and from communications among competitors even without an express understanding. Although exchanges of price information are permitted in certain circumstances, Personnel should not participate in such exchanges without first obtaining the approval of the legal counsel.

·

It is a violation of the antitrust laws for competitors to agree, expressly or by implication, to divide markets by territory or customers.

·

It is a violation for the antitrust laws for competitors to agree not to do business with a particular customer or supplier. As with agreements to fix prices, the antitrust laws can be violated even in the absence of an expressed understanding.

·

Any communication between competitors concerning problems with any customer or supplier may violate the antitrust laws and should be avoided.

XII

Compliance with Environmental Laws

The Corporation is sensitive to the environmental, health and safety consequences of its operations. Accordingly, the Corporation is in strict compliance with all applicable Canadian federal and provincial environmental laws and regulations and with all applicable environmental laws and regulations in those jurisdictions outside of Canada in which it has operations. In addition, the Corporation monitors its environmental performance and looks for ways to reduce and prevent waste, emissions, spills and other releases from our operations so as to reasonably minimize, wherever possible, our impact on the environment. All Personnel are expected to conduct themselves in a manner consistent with the Corporation’s stated commitment to environmental laws and regulations.

XIII

Discrimination and Harassment

The Corporation is committed to maintaining a work environment free from any form of harassment. Any conduct or behaviour based on a person’s race, colour, religion, gender, national origin, age, sexual orientation, marital status, family status, disability or other legally protected characteristic is considered harassing if it creates a hostile, intimidating or offensive work environment or unreasonably interferes with a Personnel’s work performance. Abusive, harassing or offensive conduct will not be tolerated whether verbal, physical or visual.

Personnel must immediately report to senior management any harassment they have witnessed and are encouraged to report any harassment they have been subjected to.

The Corporation recruits, trains, promotes and compensates Personnel on the basis of performance, experience and work-related criteria. The Corporation complies with all laws governing fair employment and labour practices. The Corporation does not discriminate against any applicant for employment or any Personnel in any aspect of their employment with the Corporation because of a person’s race, colour, religion, gender, national origin, age, sexual orientation, marital status, family status, disability, or any other legally protected characteristic.

XIV

Safety and Health

The health and safety of the Personnel is of the utmost importance to the Corporation. All Personnel are responsible for maintaining a safe workplace by following safety and health rules and practices.

The Corporation is committed to keeping its workplaces free from hazards. To assist the Corporation in its commitment, Personnel should take the necessary precautions to protect themselves and are required to report any accidents, injuries, unsafe equipment, practices or conditions immediately to a supervisor or senior management. Personnel are required to complete pre-safety and post-safety checks on all equipment, ensuring items are properly maintained and in good working order. Threats or acts of violence or physical intimidation are prohibited.

In order to protect the safety of all Personnel, the Corporation’s policy is to maintain a drug-free and alcohol-free work environment. Use of illegal drugs and/or alcohol creates serious health and safety risks in the workplace for employees. The use, possession or distribution of alcohol (other than prudent consumption of alcohol in connection with entertainment for the promotion of the Corporation’s business and at social events approved by the senior management of the Corporation), illegal drugs or other illegal substances is strictly prohibited while at work, on the Corporation’s premises or on the Corporation’s business.

XV

Accuracy of Corporate Records and Reporting

Honest and accurate recording and reporting of information is critical to the Corporation’s ability to make responsible business decisions. The Corporation’s accounting records are relied upon to produce reports for the Corporation’s management, shareholders, creditors, governmental agencies and others. The Corporation’s financial statements and the books and records on which they are based must accurately reflect all corporate transactions and conform to all legal and accounting requirements and the Corporation’s system of internal controls.

All Personnel have a responsibility to ensure that the Corporation’s accounting records do not contain any false or intentionally misleading entries. The Corporation does not permit intentional misclassification of transactions as to accounts, departments or accounting periods. All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

All transactions must be:

(a)

executed in compliance with documented controls and policies; and

(b)

recorded in accordance with Canadian Generally Accepted Accounting Principles (GAAP). Where GAAP is not fully developed, transactions should be recorded with the goal of accurate and complete disclosure, which is reasonable and fair.

All Personnel have a duty to submit in good faith questions and concerns regarding accounting, auditing or disclosure matters or controls.

No information may be concealed from the Corporation’s external auditor, independent reserve engineers, Board of Directors, the Audit Committee or any other committee of the Board of Directors from time to time created. It is illegal to fraudulently influence, coerce, manipulate or mislead an external auditor who is auditing the Corporation’s financial statements or an independent reserves engineer who is preparing reserve evaluations for the Corporation.

Business records and communications often become public through legal or regulatory investigations or the media. Individuals who are not designated as spokespersons by the Governance and Nominating Committee, or otherwise authorized by the Board of Directors or the Chief Executive Officer to represent the Corporation, are required to decline to respond when contacted by other companies, government agencies, members of the media or individuals regarding the business of the Corporation and are required to report such requests for information, and any subpoena to testify, directly to the Governance and Nominating Committee. Individuals who are designated as spokespersons by the Corporate Governance and Nominating Committee, or otherwise authorized by the Board or executive officers to represent the Corporation, are required to ensure that all information they provide is truthful and accurate and must ensure that their oral and written comments are not intended to mislead.

Personnel are required to abide by the Corporation’s Communications Policy, particularly with respect to external communications, confidentiality obligations, trading restrictions and blackout periods.

Records should be retained and destroyed in accordance with the Corporation’s records retention policy.

XVI

Use of E-Mail and Internet Services

E-mail systems and Internet services are provided to help Personnel perform their work duties. Incidental and occasional personal use is permitted, but must be limited to a reasonable level, never interfere with or take priority over the Corporation’s business, not involve any commercial or business activity apart from the Corporation’s business and not be used for any improper purpose.

The following activities in respect of the Corporation’s e-mail systems and Internet services are prohibited at all times:

·

the introduction, storage, use or communication of information or data that (i) would be considered defamatory or fraudulent; (ii) would be considered obscene, sexually explicit, hate literature or a contravention of the Corporation’s discrimination and harassment policies as set forth above or applicable human rights laws; or (iii) is in any other way unlawful or inappropriate; and

·

the introduction, storage, use or communication of any information or data that may have a destructive or destabilizing effect on the computer system (e.g. viruses).

Personnel’s messages (including voice mail) and computer information are considered the Corporation’s property and Personnel should not have any expectation of privacy. Unless prohibited by law, the Corporation reserves the right to access and disclose this information as necessary for business purposes. Personnel should use good judgment, and should not access, send messages or store any information that they would not want to be seen or heard by other individuals.

XVII

Political Activities and Contributions

The Corporation respects and supports the right of its Personnel to participate in political activities. However, these activities should not be conducted on company time or involve the use of any of the Corporation’s resources such as computers or supplies. Personnel will not be reimbursed for personal political contributions.

The Corporation may occasionally express its views on local and national issues that affect its operations. In such cases, the Corporation’s funds and resources may be used, but only when permitted by law and with the authorization of the Chief Executive Officer. The Corporation may also make limited contributions to political parties or candidates in jurisdictions where it is legal and customary to do so. The Corporation may pay related administrative and solicitation costs for political action committees formed in accordance with applicable laws and regulations. No Personnel may make or commit to political contributions on behalf of the Corporation.

XVIII

Gifts and Entertainment

This policy applies to anything given as a result of the Corporation’s business affiliation, for which Personnel have not paid fair market value.

Business gifts and entertainment are customary courtesies designed to build goodwill among business partners. These courtesies include such things as meals and beverages, tickets to sporting or cultural events, discounts not available to the general public, travel, accommodation and other merchandise or services. In some cultures they play an important role in business relationships. However, a problem may arise when such courtesies compromise, or appear to compromise, the ability to make objective and fair business decisions. The same rules apply to Personnel offering gifts and entertainment to the Corporation’s business associates.

Offering or receiving any gift, gratuity or entertainment that might be perceived to unfairly influence a business relationship should be avoided. The following guidelines apply at all times, and do not change during traditional gift-giving seasons.

(a)

the value of gifts should be nominal, both with respect to frequency and amount. Gifts that are repetitive (no matter how small) may be perceived as an attempt to create an obligation for the recipient and are therefore inappropriate. Likewise, business entertainment should be moderately scaled and intended only for legitimate business goals. If, for example, tickets to a sporting or cultural event are offered, then the person offering the tickets should plan to attend the event as well. Use good judgment. “Everyone else does it ” is not sufficient justification.

(b)

In determining whether a specific gift or entertainment item lies within the bounds of acceptable business practice, Personnel are encouraged to discuss the issue with a supervisor or senior management and should consider the following guiding questions:

•

Is it legal?

·

Is it clearly business related?

·

Is it moderate, reasonable, and in good taste?

·

Would public disclosure embarrass the Corporation?

·

Is there any pressure to reciprocate or grant special favours?

Strict rules apply when doing business with governmental agencies and officials, whether in Canada or in other countries, as discussed in more detail below. Because of the sensitive nature of these relationships, Personnel should talk with the Chief Executive Officer before offering or making any gifts or hospitality to governmental employees not in line with the guidelines.

XIX

Payments to Government Officials

Personnel must comply with all laws prohibiting improper payments to domestic and foreign officials. In addition, the Corporation prohibits any offer, payment, promise of payment or authorization of payment, directly or indirectly, of any money or gift to any public or private official, political party, government or any other person to influence any act or decision of such person or party to obtain or retain business.

Although so-called “facilitation” payments may not be illegal, the Corporation’s policy is to avoid such payments. If any Personnel finds that adherence to the Corporation’s policy would cause a substantial adverse effect on operations, that fact should be reported to the Corporation’s legal counsel, which will determine whether an exception may lawfully be authorized. If the facilitating payment is made, such payment must be properly entered and identified on the books of the Corporation and all appropriate disclosures made.

XX

Reporting of Illegal or Unethical behaviour

Violations of the Code or applicable laws, rules and regulations can result in serious damage to the Corporation, its reputation and the reputations of its Personnel. Accordingly, if any Personnel has knowledge of any possible violation of the Code or any possible breach of applicable laws, rules or regulations or any possible wrongdoing or questionable practices regarding accounting or auditing matters or internal accounting controls (collectively called an “Alleged Wrongdoing”), that individual is encouraged to report such in accordance with the provisions of this paragraph.

The report should be made to the Personnel’s immediate supervisor, if appropriate. If the Personnel is of the view that it would be more appropriate under the circumstances to take the Alleged Wrongdoing to higher levels, due to either the nature of the Alleged Wrongdoing or, if earlier reports through normal channels have not been acted upon, then that Personnel has the right to directly contact:

(a)

the Chairman of the Audit Committee to report an Alleged Wrongdoing that relates to any theft, fraud, questionable accounting (including internal accounting controls) or auditing matters or any other financial matters;

(b)

the Chief Financial Officer of the Corporation to report an Alleged Wrongdoing that relates to any matter other than those financial matters described in the first paragraph of this section.

Complaints will be handled on a strictly confidential basis and may be submitted anonymously provided that if the Personnel does identify his/herself, disclosure of the person’s identity and the confidential information submitted may be disclosed to the extent required to permit a thorough and effective investigation or may be required to be disclosed by law. Unless required by law, the Corporation shall not make, nor shall it tolerate, any effort to ascertain the identity of the Personnel making an anonymous report.

Each complaint will be thoroughly investigated to ensure there are sufficient grounds and evidence supporting it. Upon confirmation of the Alleged Wrongdoing, the matter will be resolved by appropriate action.

To access the Whistleblower Hotline for complaints described in the first paragraph of this section, Personnel can use any of the methods provided to them in the internal information the Corporation has provided to them.

XXI

Retaliation

The Corporation and its Personnel shall not retaliate against any individual who reports, in good faith, an Alleged Wrongdoing or a retaliatory act or who assists in the investigation of the Alleged Wrongdoing. The term "in good faith” means that the reporting individual should have evidence or reasonable grounds for believing that an Alleged Wrongdoing or retaliatory act has occurred and must act without malicious intent or inappropriate personal agenda. Reports of Alleged Wrongdoings or retaliatory acts that were not made in good faith will be viewed as a serious disciplinary offence and may be subject to sanctions, including termination of employment for cause without notice or payment in lieu of notice.

Personnel are required to cooperate with investigations regarding complaints including complaints regarding retaliation.

XXII

Consequences

Personnel may face disciplinary action if they violate the Code or assist others to violate the Code, condone or fail to report violations of the Code or retaliate against any individual who reports a Code violation, including:

(a)

a warning or written reprimand;

(b)

suspension, demotion or termination of employment;

(c)

required reimbursement of losses or damages; and

(d)

referral for criminal prosecution or civil action.

XXIII

Waivers of the Code of Business Conduct and Ethics

Personnel who have breached or whose future conduct or actions may breach this Code must immediately report the failure or anticipated failure to either the Chairman of the Governance and Nominating Committee or through the Whistleblower Hotline. If the reporting contains a request for a waiver of such breach, that request shall be filed with the Chairman of the Governance and Nominating Committee for review and recommendation by that Committee. The Governance and Nominating Committee shall examine the circumstances related to the breach or anticipated breach and the requested waiver and make an appropriate recommendation to the Board of Directors. The Corporation will promptly disclose waivers of this Code as required by law or stock exchange regulations.

XXIV

Compliance Procedures

This Code cannot, and is not intended to, address all of the situations Personnel may encounter. There will be occasions where Personnel are confronted by circumstances not covered by policy or procedure and where a judgment must be made as to the appropriate course of action. In those circumstances common sense should be used, and Personnel are encouraged to contact a supervisor, senior manager or a member of human resources for guidance. If Personnel do not feel comfortable discussing the matter with a supervisor, senior manager or human resources member, they may contact any officer of the Corporation, or if it is felt that such a discussion with any of such individuals would impact on Personnel’s reputation or working relationships, they may call any director which will preserve anonymity.

XXV

Monitoring

The Governance and Nominating Committee, on behalf of the Board, monitor’s compliance with the Code and may require Personnel to acknowledge their agreement that they have read, understood and will comply with the Code at the time of the commencement of employment and at any other time at the discretion of the Board as implemented by management.

APPROVED BY THE BOARD AUGUST 17, 2006

ROLLING THUNDER EXPLORATION LTD. (the “Corporation”)

CERTIFICATION STATEMENT FOR THE CODE OF
BUSINESS CONDUCT AND ETHICS

I have read the Corporation’s Code of Business Conduct and Ethics (the “Code”) and I certify, except as noted below, the following:

1.

I read, understood and will comply with the Code of Business Conduct and Ethics.

2.

To the best of my knowledge I am not in violation of the Code except as stated below.

3.

I understand that non-compliance with the Code can result in disciplinary action up to and including termination of my employment for just cause without notice or payment in lieu of notice.

Signature

Date

Print Name

Any/All Exceptions

Please include any potential conflict of interest situations either below or on an attached memorandum.